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                                  EXHIBIT 5.1


                                                        October 26, 2000


eSpeed, Inc.
One World Trade Center
103rd Floor
New York, New York 10048

                  Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

                  We have acted as counsel to eSpeed, Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission (the "Commission") of a Registration Statement on Form S-8, including the exhibits thereto (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Act"), for the registration by the Company of an aggregate of 1,500,000 shares (the "Shares") of Class A common stock, par value $.01 per share, of which 1,000,000 shares may be issued under the eSpeed, Inc. Non-Qualified Employee Stock Purchase Plan (the "Stock Purchase Plan") and 500,000 shares may be issued under the eSpeed, Inc. Deferral Plan for Employees of Cantor Fitzgerald, L.P. and its Affiliates (the "Deferral Plan" and together with the Stock Purchase Plan, the "Plans"), and an indeterminate amount of interests in the Deferral Plan to be offered or sold to participants in the Deferral Plan.

                  In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the Registration Statement, the Plans, the Amended and Restated Certificate of Incorporation of the Company, the Amended and Restated By-Laws of the Company, and such other documents, records and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion.

                  Based upon the foregoing, we are of the following opinion:

                  1. The Shares, when issued by the Company in accordance with the terms of the Plans and for a consideration per Share of not less than the par value per Share, will be duly authorized, validly issued, fully paid and non-assessable.

                  2. The Deferral Plan confers valid interests upon eligible employees participating therein to the extent and upon the terms and conditions described therein.

                  We are hereby expressing the opinions above as members of the Bar of the State of New York and express no opinion as to any law other than the General Corporation Law of the State of Delaware (the "DGCL"), the applicable provisions of the Delaware Constitution and the reported decisions interpreting the DGCL.

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                  We hereby consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                             Very truly yours,

                                             /s/ Morgan, Lewis & Bockius LLP